                                                                      EXHIBIT 12
                          MIRAGE RESORTS, INCORPORATED

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

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


                               FOR THE SIX              FOR THE YEARS ENDED DECEMBER 31,
                              MONTHS ENDED   ----------------------------------------------------
                              JUNE 30, 1997     1996      1995       1994      1993      1992
                              -------------  ---------  ---------  --------  --------  ----------
Income before
income taxes,
extraordinary item
and cumulative effect
of change in
accounting principle........      $163,378   $318,408   $265,261   $196,004   $ 72,303   $ 45,583
Equity in (undistributed
income) loss of less-than-
 50%-owned venture..........           660      2,316       (321)       --         --         --
Interest expense............         5,704      6,825     23,183     44,215     63,465     99,246
Estimated interest
component of rental
expense.....................           792      1,411      1,192      1,074      1,069      1,055
                              ------------  ---------  ---------   --------   --------  ---------
Earnings as defined.........      $170,534   $328,960   $289,315   $241,293   $136,837   $145,884
                              ============  =========  =========   ========   ========  =========
Interest expense............      $  5,704   $  6,825   $ 23,183   $ 44,215   $ 63,465   $ 99,246
Interest capitalized........        21,499     24,281      9,616      7,815     25,080      4,158
Proportionate share of
 interest cost of 50%
 -owned venture.............         3,137      7,243      1,495        --         --        --
Estimated interest
component of rental
expense.....................           792      1,411      1,192      1,074      1,069      1,055
                              ------------  ---------  ---------   --------   --------  ---------
Fixed charges as
defined.....................      $ 31,132   $ 39,760   $ 35,486   $ 53,104   $ 89,614   $104,459
                              ============  =========  =========   ========   ========  =========
Ratio of earnings to
fixed charges...............           5.5        8.3        8.2        4.5        1.5        1.4
                                       ===        ===        ===        ===        ===        ===
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